EXHIBIT 99.1
Mark Brebberman Named CFO of Hayes Lemmerz
NORTHVILLE, Mich., July 30, 2008 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today announced that Mark A. Brebberman, 47, has been promoted to Vice President and Chief Financial Officer. Mr. Brebberman succeeds James A. Yost, who left the Company in May.
Mr. Brebberman originally joined Hayes Lemmerz in December 2001 as the North American Wheel Group Business Unit Controller. Mr. Brebberman was promoted to Corporate Controller, Operations and Corporate Controller in April 2004 and July 2007, respectively.
“We are fortunate to have a person of Mark’s capability and experience within Hayes. Mark has a deep knowledge of the corporation and its operating companies,” said Curtis Clawson, President, CEO and Chairman of the Board. “I’m confident in the capabilities of Mark and our other finance department leaders to make this a seamless transition.”
Prior to Hayes Lemmerz, Mr. Brebberman spent 14 years with Compagnie De Saint-Gobain, a multi-national industrial materials manufacturer. He held a number of financial management positions, including Division Controller for the Foams, Films & Fabrics Division and Controller of the Fluid Systems Division. Mr. Brebberman was Vice President of Finance and Information Systems for the Norton Performance Plastics Division and Finance Director and Business Controller for the Corhart Refractories segment. Mr. Brebberman’s professional experience also includes four years with the public accounting firms of Deloitte Haskins & Sells, and Geo. S. Olive & Company.
Mr. Brebberman earned a Bachelor degree in Accounting from the University of Notre Dame. Additionally, he received a Master of Business Administration degree from Brigham Young University, in Provo, Utah. Mr. Brebberman is a Certified Public Accountant.
Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels. The Company has 23 facilities and over 7,000 employees worldwide.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162